UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2011 (January 10, 2011)

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B
New York, NY 10010
(Address of Principal Executive Offices)

(800) 825-8135
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Director

On January 4, 2011, Don Stout was elected as a director effective January 10, 2010.

Pursuant to the terms of an offer letter dated January 4, 2010, Mr. Stout will receive as compensation a grant of stock options for the purchase of up to 300,000 shares of the Company’s common stock at an exercise price of $2.85 per share.  The options will vest 1/36 per month and have a term of 5 years.  In addition, Mr. Stout will receive a quarterly stock option grant starting with the fourth quarter ending February 28, 2011 equal to 6,000 options per quarter that he is a member of the Board on the last day of the quarter.  These options will have an exercise price equal to the 20-day trading average closing price of the Company’s common stock from the last day of the quarter and will have the same vesting period and term as the initial grant of options.

In the event of a change of control of the Company, Mr. Stout’s unvested options will become automatically vested.  In the event of a transaction relating to a litigation settlement, licensing fee arrangement, or sale of intellectual property, Mr. Stout’s unvested options will have accelerated vesting as follows: (i) 50% of the remaining options will automatically vest if the transaction results in at least $10,000,000 in net proceeds to the Company, and (ii) 100% of the remaining options will automatically vest if the transaction results in at least $25,000,000 in net proceeds to the Company.

If all or substantially all of the Company’s assets or business is sold or exchanged or otherwise acquired in a business combination, the Company’s sells or exclusively licenses its assets, or there is any similar transaction while Mr. Stout is a Board member or during the 6-month period following his removal from the Board, Mr. Stout will receive a fee equal to 1% of the net proceeds received by the Company or its shareholders in such a transaction.

Item 9.01             Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Director Offer Letter, dated January 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: January 11, 2011	By:	/s/ Paul R. Arena
Paul R. Arena Chief Executive Officer